Exhibit 99.1

For Immediate Release

Contact:	(News Media) Tony Zehnder +1.312.396.7086
(Investors) Erik Helding +1.317.817.4760

CNO Financial Group, Inc. Announces Commencement of Cash Tender Offer for Any and All of its 7.0% Convertible Senior Debentures due 2016

Carmel, Ind., February 11, 2013 - CNO Financial Group, Inc. (NYSE: CNO) (“CNO”) today announced that it has commenced a tender offer to purchase for cash any and all of its outstanding 7.0% Convertible Senior Debentures due 2016 (CUSIP Nos. 12621EAC7, 12621EAE3, 12621EAF0 and 12621EAB9) (the “Debentures”). The tender offer (the “Offer”) is being made upon the terms and subject to the conditions set forth in the CNO's Offer to Purchase, dated February 11, 2013 (the “Offer to Purchase”), and the related Letter of Transmittal. The Offer will expire at 12:00 midnight, New York City time, at the end of Wednesday, March 27, 2013, unless it is extended (such date, as it may be extended by CNO, the “Expiration Date”) or earlier terminated by CNO.
The Offer is being conducted as part of CNO's previously announced securities repurchase program. As of February 8, 2013, CNO had repurchase capacity of approximately $350 million under its securities repurchase program. As of February 8, 2013, there was $92,996,000 aggregate principal amount of Debentures outstanding.
Upon the terms and subject to the conditions of the Offer, holders of Debentures who validly tender and do not validly withdraw their Debentures at or prior to 12:00 midnight, New York City time, at the end of the Expiration Date, will receive, for each $1,000 principal amount of such Debentures, a cash purchase price (the “Purchase Price”) equal to the sum of (i) the Average Volume Weighted Average Price (“Average VWAP”) (as defined below) multiplied by 183.5145 plus (ii) a fixed cash amount of $61.25, provided that in no event will the Purchase Price be less than $1,454.13 per $1,000 principal amount of such Debentures. The Purchase Price will not be adjusted at any time during the Offer for any dividends declared and/or paid on CNO's common stock during the Offer. In addition to the Purchase Price, holders will receive, in respect of their Debentures that are accepted for purchase, accrued and unpaid interest on such Debentures to, but excluding, the settlement date of the Offer.
“Average VWAP” is the simple arithmetic average of the Daily VWAPs over the Averaging Period. The Averaging Period is the period of 30 consecutive trading days beginning on February 13, 2013 and ending on the Expiration Date. The Daily VWAP for any trading day means the per share volume-weighted average price of CNO's common stock on the New York Stock Exchange, as displayed under the heading “Bloomberg VWAP” on Bloomberg page “CNO.N <equity> AQR” (or its equivalent successor if such page is not available), in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session of the New York Stock Exchange on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of CNO's common stock on such trading day determined, using a volume-weighted average method, by CNO). The Daily VWAP will be determined without regard to pre-market hours or after hours trading or any other trading outside of the regular trading session trading hours.
- more -

CNO Financial (2)
February 11, 2013

CNO will determine the Purchase Price promptly after the close of trading on the New York Stock Exchange on the Expiration Date, which will be March 27, 2013 unless the Offer has been extended or earlier terminated by CNO. CNO will announce the Purchase Price no later than 4:30 p.m., New York City time, on that day. The Purchase Price will also be available by that time at http://www.gbsc-usa.com/CNO and from the information agent for the Offer. Prior to the determination of the Purchase Price, an indicative purchase price will be available at that same web address and from the information agent for the Offer.
The terms and conditions of the Offer appear in the Offer to Purchase and the Letter of Transmittal, both of which will be distributed to all holders of the Debentures. The Offer is not subject to any minimum tender condition. However, the Offer is subject to certain other conditions as more fully described in the Offer to Purchase. CNO expressly reserves the right to waive these conditions in whole or in part at any or at various times in its sole discretion.
None of CNO, its management or board of directors, the dealer manager, the depositary or the information agent makes any recommendation to any holder of Debentures as to whether to tender any Debentures. None of CNO, its management or board of directors, the dealer managers, the depositary or the information agent has authorized any person to give any information or to make any representation in connection with the Offer other than the information and representations contained in the Offer to Purchase or in the Letter of Transmittal.
Information with respect to the Offer
Goldman Sachs & Co. is acting as dealer manager for the Offer. Global Bondholder Services Corporation is acting as the depositary for the Offer and as the information agent for the Offer. Questions regarding the Offer should be directed to Goldman Sachs & Co., (800) 828-3182 (toll-free) or (212) 902-5183 (collect). Requests for copies of the Offer to Purchase and the Letter of Transmittal may be directed to Global Bondholder Services Corporation by phone at (866) 794-2200 (toll free) or (212) 430-3774 (collect) or in writing at 65 Broadway, Suite 404, New York, New York 10006.
This press release is for information purposes only and shall not constitute an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities. The Offer may be made only pursuant to the terms and conditions of the Offer to Purchase, the Letter of Transmittal and the other related Offer materials. An issuer tender offer statement on Schedule TO, including the Offer to Purchase and the Letter of Transmittal, describing the Offer will be filed with the Securities and Exchange Commission. Holders of the Debentures are encouraged to read the Schedule TO and its exhibits carefully before making any decision with respect to the Offer because it contains important information. The Schedule TO, the Offer to Purchase, the Letter of Transmittal and other related Offer materials will be available free of charge at the website of the Securities and Exchange Commission at www.sec.gov. In addition, CNO will provide copies of the Schedule TO and related Offer materials upon request free of charge to holders of the Debentures.
About CNO
CNO is a holding company. Our insurance subsidiaries - principally Bankers Life and Casualty Company, Washington National Insurance Company and Colonial Penn Life Insurance Company - serve pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.

-####-